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                                                                    Exhibit 99.2


FINISAR CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE TRANSWAVE FIBER, INC.

SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 21, 2000--Finisar Corporation (Nasdaq:
FNSR), a leading provider of gigabit fiber optic solutions for high-speed data networks, today announced it has entered into a definitive agreement to acquire Transwave Fiber, Inc. Transwave Fiber, headquartered in Fremont, California and with operations in Shanghai, China, has developed a line of passive optical components for use in storage area network and metropolitan access applications.

Live Webcast

Additional information about Finisar's pending acquisition of Transwave Fiber will be available in a webcast at www.finisar.com scheduled for today, November 21, at 5:00 pm EDT (2:00 pm PDT). A replay of this webcast will be available beginning approximately eight hours later.

Background

Established in February 2000 in Fremont, California, Transwave Fiber has focused on the development of passive optical components for fiber optic networks. These products build on the Company's core competencies in fusion couplers, crystal processing and instrumentation technologies. With access to a considerable pool of engineering talent plus manufacturing operations at its subsidiary in Shanghai, China, Transwave has quickly exercised its technical prowess by developing a broad line of passive optical products for datacom and telecom applications.

"As a supplier of passive optical components, Transwave Fiber provides Finisar with access to another fundamental fiber optic technology," said Jerry Rawls, Finisar's President and CEO. "Finisar will be able to take advantage of this new core competency to develop optical subsystems incorporating WDM capabilities for metropolitan access applications," added Rawls.

"We look forward to an exciting working relationship with an industry leader," said Dr. Sen Lu Xu, Transwave's CTO. "Our early collaborations have already resulted in driving the performance of our CWDM couplers higher than that offered by others while lowering our product cost at the same time," added Dr. Sen Lu Xu.

Transaction

Under the terms of the agreement, Transwave Fiber will merge with Finisar, and Transwave stockholders will be entitled to receive up to approximately 3.6 million shares of Finisar Common Stock including shares issuable upon exercise of options assumed in the merger. One-third of the shares issued in the merger will be deposited in an escrow and will be released to the former shareholders of Transwave Fiber upon the achievement of certain financial and technical milestones during a three year period following the completion of the merger. The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. The closing price of Finisar's Common Stock on November 20, 2000 was $22.13 per share, giving the transaction an approximate value of $80 million. The transaction is expected to close during the first calendar quarter of 2001 and is subject to approval by Transwave's stockholders and other customary conditions.

Following the merger, Transwave Fiber will operate as a division of Finisar and will continue to be a merchant supplier of passive optical components to Finisar as well as others.

ABOUT FINISAR

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Finisar Corporation (Nasdaq:FNSR) is a leading provider of fiber optic subsystems and network performance test systems which enable high-speed data communications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and wide-area and metropolitan data networking applications (WANs and MANs). The Company is focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for networking and storage equipment manufacturers. The Company's headquarters are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit the Company's web site at http://www.finisar.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth; intensive competition; and potential problems related to the assimilation and integration of the operations, technologies and products of two recently acquired companies, Sensors Unlimited and Demeter Technologies, as well as those of Transwave Fiber and Shomiti Systems which Finisar has agreed to acquire. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

CONTACT:   Finisar Corporation
           Steve Workman or Shelby Palmer, 408/542-5050 investor.relations@finisar.com